UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

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On May 15, 2019, User-Friendly Phone Book, LLC delivered an investor presentation which is filed as Exhibit 1 hereto and is incorporated herein by reference.

User-Friendly Phone Book, LLC Opposition to Rand Capital Corporation (NSDAQ:RAND) Proposed Transaction with East Asset Management, LLC May 15, 2019 RAND CAPITAL SHAREHOLDERS PROTECT YOUR INVESTMENT VOTE “NO” ON THE WHITE PROXY TODAY Don’t Give Up Control of Rand for an Inadequate Price Vote AGAINST the East Transaction Exhibit 1

Summary User-Friendly does not believe Rand shareholders are being adequately compensated for the sale of two important assets: Voting Control and Management Vehicle Control is being sold at a 41% discount to Net Asset Value (NAV) Externalizing the manager may transfer away value to be built up by a separate manager vehicle to its new owners We believe seeking a higher offer or merely liquidating Rand’s portfolio could result in a larger premium to shareholders Average 20+ year tenured board is entrenched in our view, and we believe this has caused the Board to lose independence and become out of touch with shareholders as it has presided over the loss of substantial shareholder value Upon shareholders rejecting the flawed take-over by East Asset Management, User-Friendly intends to take actions to effect significant change in Rand’s board of directors in order to maximize value for all shareholders SUMMARY VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder HISTORY OF UNDERPERFORMANCE Rand Share Price We believe East Asset Management’s offer exploits Rand’s poor performance under Rand’s current management After destroying substantial shareholder value, can management be trusted with the proposed transaction? We believe the answer is NO VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder EAST DEAL IS INADEQUATE East’s $3.00 per share offer price represents a ~41% discount to the reported net asset value (NAV) of your shares, $5.06 per share We believe Rand shareholders would receive a ~69% greater return if Rand realized the true value of its assets for their NAV of $5.06 per share $5.06 / share net asset value $3.00 / share in assets & cash The value of your investment in Rand What East proposes to pay 41% LESS! VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder DIRECT NEGATIVE IMPACT ON SHAREHOLDERS TRANSFER OF VALUE We believe the East Transaction would transfer over $7.8 million in wealth from current Rand shareholders directly to the owners of East Asset Management The East Transaction would transfer control of Rand to East Asset Management TAX CONSEQUENCES The distribution of the Special Dividend, to be paid mostly in stock, may be taxable to shareholders, if declared As a result, you may have to pay MORE in taxes out of YOUR pocket than the cash you receive in the dividend VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder QUESTIONABLE DECISIONS CONFLICTS OF INTEREST The Adviser’s fee structure under the proposed Investment Management Agreement misaligns the interests of the Adviser and the Company’s shareholders In short, we are concerned that the Adviser may be motivated to put its own compensation ahead of the interests of shareholders! CREDIBLE VALUATION? There is no credible support that the value of the assets to be contributed by East, which comprise 52.4% of the aggregate consideration to be received by Rand, has been accurately measured In short, YOUR portfolio could become less valuable VOTE AGAINST EAST TAX IMPLICATIONS? There is no assurance that Rand will declare the Special Dividend (or any cash dividends going forward) If it does declare a Special Dividend, you may be HIT WITH A TAX BILL greater than the cash you receive in the dividend EXPLORE ALTERNATIVES? Rand’s Board of Directors has a fiduciary duty to pursue all alternatives to maximize shareholder value Based on our inquiries, we believe Rand’s current management did NOT explore all alternatives to get the best price for shareholders

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder THERE IS A BETTER PATH: VOTE NO Rand shareholders HAVE A CHOICE and the opportunity to exercise that choice by voting against the East deal By voting against the transaction, Rand will be able to pursue a true strategic alternatives process that could lead to: A higher and fairer offer from East Asset Management; A higher and fairer offer from a third party; or An orderly sale of Rand’s portfolio through the secondary market which we feel is very active for equity and debt investments Should Rand pursue an orderly sale of its portfolio, shareholders should demand that the salaries of Rand management be reduced by 50% and that the board should consider implementing incentive bonus structures equal to 2-3% of the value of the assets sold, if they are sold within 6 months, dropping to 1-2% if they are sold between 6-12 months VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder A PATH TO VALUE MAXIMIZATION User-Friendly has committed to PUSH FOR POSITIVE CHANGE at Rand on behalf of all shareholders, upon shareholders rejecting the flawed take-over by East Asset Management We intend to take actions to effect significant change in Rand’s board of directors, including: Proposing its own slate of directors If necessary, demanding the Company call a special meeting of shareholders for the election of directors With new, qualified and independent directors, Rand can perform a comprehensive review of all strategic options, leading to an outcome that yields substantially more value for Rand shareholders than the proposed transaction with East. Alternatives include: Soliciting a higher offer from East or another third-party An orderly liquidation of assets at or above their net asset value, which User-Friendly believes is a strong possibility based on multiple recent sales by the Company of assets at or above their reported net asset value VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder EXAMPLES OF ASSET SALES The sale of portfolio assets has been historically at or above Net Asset Value, which is why we are so infuriated that Rand would choose to enter into a transaction that gives away control and upside value to East Accounting standards dictate conservative valuation techniques. The Rand portfolio has proven to deliver value above disclosure values multiple times, SO WHY ARE THEY TRANSFERING THIS UPSIDE TO EAST? For example: BinOptics Corporation equity investment had a 3rd quarter 2014 fair value mark of $3 million vs cost of $1.8 million. In the 4th quarter of 2014 it was sold for $10.1 million FOR AN $8.3 MILLION GAIN. That means that asset was undervalued by $7.1 million 90 days before it was sold Gemcor, a 4th quarter 2015 exit, had its value increase substantially between 3Q and 4Q 2015, from $9.3 million to $13.8 million and was then sold for cash proceeds of $14 million! eHealth Global Technologies, Inc, a 1st quarter 2019 exit, generated a return in excess of the Dec. 31, 2018 fair value mark of $225,000 at a premium of 6.4% The Rand portfolio has 27 positions. Are you prepared to give up value to East Asset management? You have a choice: VOTE NO! VOTE AGAINST EAST

Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder PROTECT YOUR INVESTMENT VOTE AGAINST EAST CERTAIN INFORMATION CONCERNING THE PARTICIPANT User-Friendly Phone Book, LLC (“User-Friendly”) is the sole participant in this solicitation. User-Friendly has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019. USER-FRIENDLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, USER-FRIENDLY WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO USER-FRIENDLY’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500. As of the date hereof, User-Friendly owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company. About User-Friendly Phone Book Operating since 1999, User Friendly Media boasts a portfolio of print, digital and mobile marketing solutions for small business. The company’s product suite includes 35 print directories, User Friendly Apps, a mobile app builder, User Friendly Mobile ads, a platform for serving locally-targeted mobile ad impressions and GoLocal247.com, one of the fastest growing local business directory websites in the country. Call Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com If you have any questions, or require additional assistance to vote your shares, please contact: